UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): July 6, 2016

NABUFIT GLOBAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-11730	84-1089377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

626 East 1820 North
Orem, UT 84097
(Address of Principal Executive Offices)

801-362-2115
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Chief Executive Officer
On July 6, 2016, Mr. Ulrik Moll ceased his services as Chief Executive Officer of NABUFIT Global, Inc. (the "Company") effective immediately.
Appointment of Chief Executive Officer and Director
Effective July 6, 2016, the Board of Directors ("Board") appointed Brian Palm Svaneeng Mertz to serve as the Company's Chief Executive Officer as well as a director. Mr. Metz will receive a prorated portion of the standard compensation package for the Company's management and management directors, which is described in the Company's Registration Statement on Form S-1A filed with the Securities and Exchange Commission on June 6, 2016. The Board has not yet determined whether Mr. Mertz will serve on any committee(s).

Mr. Mertz has over fifteen years of experience working with start-up enterprises where he has served on management teams, boards of directors and in executive level management positions.  Mr. Mertz has specific experience in international negotiations, merger & acquisitions, public offerings, sales, business development and business-to-business marketing. Mr. Mertz served as the Chief Executive Officer and director of the Company prior to its entering into a share exchange with NABUFIT ApS in November 30, 2015.  From 2012 to 2014, Mr. Mertz served as the Chief Executive Officer of the Norwegian listed entertainment company NIO Inc. (now Gaming Innovation Group).  Mr. Mertz was the co-founder and Chief Executive Officer of Guava A/S, a Danish online marketing company listed on the Danish Stock Exchange during the period from 2004 to 2009.  From 2001 to 2004, Mr. Mertz served as Chief Operations Officer of the Nasdaq listed IT-security company EuroTrust from 2001 to 2004, where he worked with the company's largest shareholder, VeriSign (now Symantec). Mr. Mertz is educated with a BA in Organization and Marketing from Niels Brock Business College in Copenhagen, Denmark.
The Company issued a press release announcing Mr. Moll's departure and Mr. Mertz's appointment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference
ITEM 8.01       Other Events
Exhibit 99.1      Press Release Dated July 6, 2016.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 6th day of July, 2016.

NABUFIT GLOBAL, INC.
By:	/s/ Robert K. Bench
	Name:	Robert K. Bench
	Title:	Chief Financial Officer

Exhibit Index to Current Report on Form 8-K

Exhibit Number 99.1	Description of Exhibits Press Release dated July 6, 2016